Exhibit 99.1(a)

The accompanying notes are an integral part of the consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Mullen Technologies, Inc.

Brea, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying carve-out consolidated balance sheets of the Mullen-EV component of Mullen Technologies, Inc. (the “Company”) at September 30, 2020 and 2019, and the related carve-out consolidated statements of operations and deficiency in net assets, and cash flows for each of the years in the two-year period ended September 30, 2020, and the related notes (collectively referred to as the carve-out consolidated financial statements). In our opinion, the carve-out consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying carve-out consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the carve-out consolidated financial statements, the Company has sustained net losses, has indebtedness in default, and has liabilities in excess of assets of approximately $42.5 million at September 30, 2020, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The carve-out consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Carve-out Financial Statements

As discussed in Note 1, the Mullen-EV business is a component of Mullen Technologies, Inc. and is not a stand-alone entity. The carve-out consolidated financial statements of the Company reflect the assets, liabilities and expenses directly attributable to the Mullen-EV, as well as allocations deemed reasonable by management, to present the financial position, results of operations and deficiency in net assets, and cash flows of Mullen-EV on a stand-alone basis and do not necessarily reflect the financial position, results of operations, changes in deficiency in net assets and cash flows of Mullen-EV in the future or what they would have been had Mullen-EV been a separate, stand-alone entity during the periods presented.

Change in Accounting Principle

As discussed in Note 3 to the carve-out consolidated financial statements, the Company has changed its method of accounting for leases upon adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), effective October 1, 2019.

Basis for Opinion

These carve-out consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditor since 2020. Fort Lauderdale, Florida April 30, 2021

The accompanying notes are an integral part of the consolidated financial statements.

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONSOLIDATED BALANCE SHEETS

	September 30, 2020	September 30, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,368	$2,221,824
Materials and supplies	43,083	31,538
Deferred advertising	15,054,000	15,054,000
Other current assets	201,067	191,365
TOTAL CURRENT ASSETS	15,331,518	17,498,727
Property, equipment and leasehold improvements, net	1,541,996	1,973,563
Intangible assets, net	2,622,796	2,350,012
Right-of-use assets	1,729,112	-
Other assets	762,008	1,070,589
TOTAL ASSETS	21,987,430	22,892,891

LIABILITIES AND DEFICIENCY IN NET ASSETS
CURRENT LIABILITIES
Accounts Payable	2,688,176	1,946,961
Accrued expenses and other current liabilities	22,151,589	20,052,858
Lease liabilities, current portion	336,765	-
Notes payable, current portion	33,048,471	20,007,874
TOTAL CURRENT LIABILITIES	58,225,001	42,007,693
Notes payable, net of current portion	283,881	10,260,906
Lease liabilities, net of current portion	1,482,569	-
Other liabilities	4,500,000	4,500,000
TOTAL LIABILITIES	64,491,451	56,768,599
Commitments and Contingencies (Note 15)

DEFICIENCY IN NET ASSETS	(42,504,021)	(33,875,708)
TOTAL LIABILITIES AND DEFICENCY IN NET ASSETS	$21,987,430	$22,892,891

The accompanying notes are an integral part of the consolidated financial statements.

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

AND DEFICIENCY IN NET ASSETS

	For the Year Ended September 30,
	2020	2019
OPERATING EXPENSES
General and administrative	$(10,427,141)	$(11,326,099)
Research and development	(1,667,077)	(873,561)
Total Operating Expenses	(12,094,218)	(12,199,660)
Loss from Operations	(12,094,218)	(12,199,660)

Interest expense	(18,094,234)	(29,170,183)
Gain on extinguishment of indebtedness, net	-	603,549
Loss on disposal of fixed assets	-	(73,061)
Other income (expense), net	10,490	(454)
Net Loss	$(30,177,962)	$(40,839,809)

Deficiency in net assets, beginning of year	(33,875,708)	(9,615,016)

MTI net increase to net assets	8,628,313	24,260,692

Deficiency in net assets, end of year	$(42,504,021)	$(33,875,708)

The accompanying notes are an integral part of the consolidated financial statements.

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended September 30,
	2020	2019
Cash Flows Used in Operating Activities
Net Loss	$(30,177,962)	$(40,839,809)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	725,796	866,771
Impairment charge	93,244	721,360
Loss on disposal of fixed assets	-	73,061
Employee stock compensation	1,037,102	875,765
Issuance of MTI shares for services	2,929,179	3,025,733
Non-cash interest and other operating expenses	2,019,642	792,695
Non-cash lease expense	270,854	-
Amortization of debt discount	16,008,454	28,377,488
Gain on extinguishment of debt	-	(603,549)

Changes in operating assets and liabilities:
Material and supplies	(11,545)	(69,322)
Other current assets	(9,701)	(115,064)
Other assets	215,336	(189,941)
Accounts payable	741,215	995,475
Accrued expenses and other liabilities	2,031,050	2,541,146
Lease liabilities	(244,257)	-
Net cash used in operating activities	(4,371,593)	(3,548,191)

Cash Flows from Investing Activities
Purchase of equipment	(270,501)	7,227
Purchase of intangible assets	(296,511)	(720,920)
Net cash used in investing activities	(567,012)	(713,693)

Cash Flows from Financing Activities
Changes in net parent investment	(4,781,497)	(7,550,985)
Issuance of notes payable	12,118,309	18,371,569
Payment of notes payable	(4,586,663)	(5,103,912)
Net cash provided by financing activities	2,750,149	5,716,672

Increase (decrease) in cash	(2,188,456)	1,454,788
Cash, beginning of year	2,221,824	767,036
Cash, ending of year	$33,368	$2,221,824

Supplemental disclosure of Cash Flow information:
Cash paid for interest	$800,423	$268,413

Supplemental disclosure for non-cash financing activities:
Refinance of existing debt	$43,923,042	$18,961,207
Initial recognition of right-of-use assets and lease liabilities	$1,383,447	$-
Right-of-use assets obtained in exchange for lease liabilities	$680,144	$-
Deferred advertising	$-	$15,054,000
Indebtedness settled via issuance of MTI stock	$38,912,640	$51,936,093

The accompanying notes are an integral part of the consolidated financial statements.

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation

These carve-out financial statements reflect the financial position, statement of operations, deficiency in net assets and cash flows related to the assets and liabilities of (the “Mullen EV Net Assets”) (“Mullen-EV”) which management plans to transfer to Mullen Acquisition Corporation (“Mullen AC” or “the Company”) by its parent company Mullen Technologies, Inc. (“MTI”) in 2021.

As MTI has not historically prepared financial statements for the Mullen EV Net Assets, and Mullen AC did not exist as a legal entity prior to 2021, the carve-out financial statements have been prepared from the financial records of MTI on a carve-out basis. The Carve-out consolidated Statements of Financial Position include all of the Mullen EV Net Assets. The Carve-out consolidated Statements of Operations for each of the years ended September 30, 2020 and 2019 reflect all expenses and activity directly attributable to the Mullen EV Net Assets, and an allocation of MTI’s general and administrative expenses incurred in each of those years, as these expenditures were shared by the Mullen EV Net Assets. In some instances, certain expenses were not allocated as they would have related directly to Mullen-EV. All inter-entity balances and transactions have been eliminated.

The carve-out financial statements of Mullen-EV have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“US GAAP”).

These carve-out financial statements have been prepared based upon the historical cost amounts recorded by MTI. These carve-out financial statements may not be indicative of Mullen-EV financial performance and do not necessarily reflect what its financial position, results of operations, and cash flows would have been had Mullen-EV operated as an independent entity during the years presented.

Organization

The carve-out financial statements consist of the electric vehicle division of MTI, including the MTI asset acquisition of CarHub, Inc., which the Company plans to offer an interactive data management solution for the automotive industry (collectively, Mullen-EV or “the Company”). MTI has two electric vehicles under development which it expects to commercialize and begin delivery of in the second quarter of 2024.

NOTE 2 – LIQUIDITY, CAPITAL RESOURCES, AND GOING CONCERN

The accompanying carve-out financial statements have been prepared on the basis that the Company will continue as a going concern. The Company’s principal sources of liquidity at September 30, 2020 consists of existing cash of approximately $33,000. During the year ended September 30, 2020, the Company consumed $4.37 million of cash for operating activities. Subsequent to September 30, 2020, the Company obtained additional financing in the amount of approximately $4.49 million in unsecured convertible notes.

The Coronavirus (“COVID-19”) continues to impact countries, communities, supply chains and markets, global financial markets, and various industries. To date, COVID-19 has had a material impact on the Company’s strategy in EV product development and the ability to obtain external financing to fund its development activities. The Company cannot predict whether the global pandemic will continue to have a material impact on our future financial condition and results of operations.

The Company has not generated any revenues since inception, and operations have been funded with proceeds from the MTI’s sale and issuance of equity securities and indebtedness. The Company has sustained losses of $30.2 million during the year ended September 30, 2020. The losses are primarily the result of research and development costs associated with the planned commercialization of the Company’s technology, combined with start-up, financing, and general and administrative costs.

Going Concern

As an early-stage development company, Mullen-EV’s ability to access capital is critical. Management plans to raise additional capital through a combination of debt financings, strategic alliances and licensing arrangements.

Due to the conditions described above, management believes that there is substantial doubt about the Company’s ability to continue as a going concern in the foreseeable future. The Company plans to raise additional capital from the sale of equity securities or the incurrence of indebtedness by MTI to allow the Company to continue operations. There can be no assurance that additional financing will be available on acceptable terms, or at all. If MTI cannot raise needed funds, the Company might be forced to curtail or make substantial reductions in its development activities, which would adversely affect the Company’s ability to implement its business plan.

To date, the Company’s existing cash resources and existing borrowing capability is not sufficient to support planned development operations for the next 12 months. As a result, management may need to consider restructuring changes to streamline operations and manage expenses, in addition to debt refinancing and capital plan. Management is seeking merger opportunities to become a public company to gain access to the capital markets for liquidity, funding, and capital needs. See note 17, subsequent events.

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions.

Push-Down Accounting

The carve-out financial statements reflect costs and expenses incurred by MTI on behalf of Mullen-EV, including interest costs. As a result, share-based compensation and other equity transactions (such as issuances of warrants and stock conversion rights embedded in issuances of indebtedness) are reflected in these carve-out financial statements. Accordingly, the classification of debt and equity issuances by MTI have been pushed down and reflected with similar classification in these carve-out financial statements. In addition, certain right-of-use assets and related lease liabilities of MTI have been pushed down to Mullen-EV.

Use of Estimates

The preparation of carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the carve-out financial statements and the reported amounts of total expenses in the reporting periods. Estimates are used for, but not limited to, fair value of long-lived assets, fair value of financial instruments, depreciable lives of property and equipment, income taxes, contingencies, and inputs used to value stock-based compensation, valuation of common and preferred stock issued by MTI.

Additionally, the rates of interest on several debt agreements have been imputed where there was no stated interest rate within the original agreement. The imputed interest results in adjustments to the debt amounts reported in our carve-out financial statements prepared under U.S. GAAP. Loan valuations issues can arise when trying to determine the debt attributes, such as discount rate, credit loss factors, liquidity discounts, and pricing.

Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for adjustments about the carrying values of assets and liabilities and the recording of costs and expenses that are not readily apparent from other sources. The actual results the Company experiences may differ materially from these estimates.

Risks and Uncertainties

The Company operates within an industry that is subject to rapid technological change, intense competition, and serves an industry that has significant government regulations. It is subject to significant risks and uncertainties, including competitive, financial, developmental, operational, technological, required knowledge of industry governmental regulations, and other risks associated with an emerging business. Any one or combination of these or other risks could have a substantial influence on the future operations and prospects for commercial success of the Company.

Deferred Advertising

Deferred advertising represents a marketing campaign, financed by a third party, that is carried as an asset on the consolidated balance sheets until used or consumed. At September 30, 2020 and 2019, these deferred advertising charges of $15.1 million are associated with the AirSign advertising contract and the RedRock Outdoor Advertising Display advertising contract.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various advance payments made by the Company for goods or services to be received in the future. These prepaid expenses include insurance, and other contracted services requiring up-front payments.

Property, Equipment and Leasehold Improvements, Net

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated economic useful lives of the assets. Repairs and maintenance expenditures that do not extend the useful lives of related assets are expensed as incurred.

Estimated Useful Lives

Description	Life
Buildings	30 years
Furniture and Equipment	5 years
Computer and Software	1 - 3 years
Machinery and Equipment	5 years
Leasehold Improvements	Shorter of the estimated useful life or the underlying lease term
Vehicles	5 years

Expenditures for major improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

The accompanying notes are an integral part of the consolidated financial statements.

Intangible Assets

Intangible assets consist of acquired and developed intellectual property, and website development costs. In accordance with ASC 350, “Intangibles—Goodwill and Other,” goodwill and other intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired. Intangible assets with determinate lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Amortizable intangible assets are generally amortized on a straight-line basis over periods up to 36 months. The costs to periodically renew our intangible assets are expensed as incurred.

Other Assets

Other assets are comprised primarily of Coda electric vehicles, related parts and security deposits related to the Company’s property leases related to the EV business only.

Extinguishment of Liabilities

The Company derecognizes financial liabilities when the Company’s obligations are discharged, cancelled, or expired.

Leases

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, “Leases” (ASU 2016-02). The core principle of ASU 2016-02 is that lessees should recognize on its balance sheet assets and liabilities arising from a lease. In accordance with that principle, ASU 2016-02 requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying leased asset for the lease term. Lessees shall classify all leases as finance or operating leases. The Company adopted ASU 2016-02, on October 1, 2019, which resulted in the recognition of the right-of-use assets and related obligations on its carve-out financial statements.

Accrued Expenses

Accrued expenses are expenses that have been incurred by the Company but not yet paid. They are properly accounted for within current liabilities on the consolidated balance sheets.

General and Administrative Expenses

General and administrative (“G&A”) expenses include all non-production expenses incurred by the Company in any given period. This includes expenses such as professional fees, salaries, rent, repairs and maintenance, utilities and office expense, employee benefits, depreciation and amortization, advertising and marketing, settlements and penalties, taxes, licenses and other. Advertising costs are expensed as incurred and are included in G&A expenses. The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.”

Research and Development Costs

Research and development costs are expensed as incurred, and includes a loss on impairment of $93,244 and $721,360 for the years ended September 30, 2020 and 2019, respectively.

MTI Share-Based Compensation

The Company accounts for is share-based awards issued by MTI in accordance with ASC Subtopic 718-10, “Compensation – Share Compensation”, which requires fair value measurement on the grant date and recognition of compensation expense for all common share of MTI issued to employees, non-employees and directors. The fair value of our non-marketable share has been estimated based on an independent valuation. The MTI common and preferred share valuations have been appraised by an independent financial valuation advisor, based on assumptions management believes to be reasonable. Key assumptions and approaches to value used in estimating fair value, includes economic and industry data; business valuation; prior transactions; option value method and other cost, income and market value approaches. Share-based compensation is accounted for within G&A expenses.

Related Party Transactions

The Company has related party transactions with its directors, officers and principal shareholders. These transactions, which are primarily long-term in nature, include operational loans, convertible debt, and warrants for financial support associated with the borrowing of funds and are entered into in the ordinary course of business.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

The accompanying notes are an integral part of the consolidated financial statements.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

Concentrations of Business and Credit Risk

The Company maintains cash balances in several financial institutions that are insured by either the Federal Deposit Insurance Corporation or the National Credit Union Association up to certain federal limitations. At times, the Company’s cash balance exceeds these federal limitations and maintains significant cash on hand at certain of its locations. However, the Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk on these accounts. The amount in excess of insured limitations was $0 and $1,971,824 on September 30, 2020 and 2019, respectively.

Recently Issued and Adopted Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, “Leases” (ASU 2016-02). The core principle of ASU 2016-02 is that lessees should recognize on its balance sheet assets and liabilities arising from a lease. In accordance with that principle, ASU 2016-02 requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying leased asset for the lease term. The standard requires lessees to classify leases as either finance or operating leases. This classification determines whether the related expense is recognized based on asset amortization and interest on the obligation (finance leases) or on a straight-line basis over the term of the lease (operating lease). We recorded a ROU asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. We have elected the practical expedient to not apply these recognition requirements to leases with a term of 12 months or less. Instead, we recognize the lease payments on a straight-line basis over the lease term.

This new accounting guidance was effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted ASU 2016-02, on October 1, 2019 which resulted in the initial recognition of $1,383,447 in right-of-use assets and lease liabilities on its consolidated carve-out financial statements. The adoption of the ASUs did not have a material impact on the consolidated statement of operations or the consolidated statement of cash flows.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01 (ASU 2017-01) “Business Combinations (Topic 805): Clarifying the Definition of a Business.” ASU 2017-01 provides guidance to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single asset or a group of similar assets, the assets acquired (or disposed of) are not considered a business. The Company adopted ASU 2017-01 on a prospective basis to transactions after October 1, 2018. The acquisition of the controlling interest in CarHub was accounted for as a group of assets which were not considered a business.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04) (Topic 350), “Intangibles - Goodwill and Others. ASU 2017-04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. ASU 2017-04 is effective for annual periods beginning after December 15, 2019 (October 1, 2020 for the Company) including interim periods within those periods. The Company does not expect the standard to have a material impact on its carve-out financial statements and related disclosures.

In June 2018, the FASB issued Accounting Standards Update No. 2018-07 (ASU 2018-07) ASU No. 2018-07 (Topic 718), “Compensation—Stock Compensation: Improvements to Nonemployee Share- Based Payment Accounting”. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. The new standard will be effective for the Company on October 1, 2020. Adoption of this guidance is not expected to have a material impact on the Company’s financial condition or results of operations.

NOTE 4 –ASSET ACQUISITION

The Company continually evaluates potential acquisitions that strategically fit within the Company’s business strategy. On October 26, 2018, the Company entered into an Asset Agreement with CarHub, Inc. (“CarHub”) pursuant to which the Company purchased 95% of the then issued and outstanding shares of stock of CarHub in exchange for 1,150,000 shares of MTI common stock.

The accompanying notes are an integral part of the consolidated financial statements.

The transaction was valued based on the share consideration paid by MTI for their acquiring interest of the entity. The total consideration paid by MTI was $934,950, which represents 95.83% of the issued and outstanding shares of CarHub. The non-controlling interest was recorded at $40,684. The assets acquired are primarily concentrated within website design and development, or similar group of intangible assets.  Based on the relative fair values within the CarHub balance sheet:

Assets Acquired:
Website design and development	$1,579,660
Intellectual property	71,182
IPR&D	184,903
1,835,745
Less: IPR&D expenses	(184,903)
Net assets acquired	1,650,842

Liabilities Assumed:
Accounts payable and accrued expenses	(134,850)
Other liabilities	(540,358)
Total liabilities assumed	(675,208)

Consideration Paid:
Allocation of MTI interest	975,634
Allocation of NCI	(40,684)
Total purchase price – MTI interest	$934,950

When an acquisition of a group of assets includes intangible assets, those intangible assets are recognized at their relative fair values in accordance with ASC 350-30-25.  The cost allocation of the acquired intangible assets were allocated amongst three primary classes: website design and development, intellectual property, and in process research & development (“IPR&D”). IPR&D is expensed immediately. The net acquisition price of approximately $0.9 million resulted in the value of net assets acquired at $1.65 million and liabilities assumed at $0.67 million.

Management has determined that CarHub will be an integral part of the EV business, since these acquired assets may be integral and influential in developing the future: virtual brand, digital marketing and revenue stream, and value creation. The planned website will incorporate interactive data for consumers and the capacity to make online reservations for electric vehicles, beginning in mid-2021. Future website plans include online vehicle ordering, allowing customers full online vehicle purchase, with trade-in quote, financing and insurance options. The current, acquired technology will be upgraded to be more customer-centric and interactive with such features as online reservations, virtual test drives and other sales/service offerings for electric vehicles. MTI has financed the website design and development since its purchase in 2018. The amortization of this intangible asset will begin when the website is brought into actual use and becomes fully operational.

NOTE 5 – INTANGIBLE ASSETS

For the year ended September 30, 2020 and 2019, the Company incurred website development costs of $296,511 and $720,920, respectively. These costs have been capitalized, as the website is in the development stage, resulting in improved functionality. Amortization of the website will begin when the Mullen EV website is ready for its intended use.

The weighted average useful life of the intellectual property is 3.0 years. Identifiable intangible assets with definite lives are amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of three years. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

Information regarding our intangible assets from the CarHub acquisition reflects the intellectual property acquired with an amortization life of three years, using the straight-line method.

	September 30, 2020			September 30, 2019
Finite-Lived Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website design and development	$2,597,091	$-	$2,597,091	$2,300,580	$-	$2,300,580
Intellectual property	71,182	(45,477)	25,705	71,182	(21,750)	49,432
Total Finite-Lived Intangible Assets	$2,668,273	$(45,477)	$2,622,796	$2,371,762	$(21,750)	$2,350,012

Total future amortization expense for finite -lived intangible assets was estimated:

Years Ended September 30,	Future Amortization
2021	$23,728
2022	1,977
Total Future Amortization Expense	$25,705

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 6 – PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

Property, equipment, and leasehold improvements, net consists of the following:

	Years Ended September 30
	2020	2019
Building	$807,154	$807,154
Furniture and Equipment	114,879	109,879
Vehicles	45,887	26,431
Computer Hardware and Software	129,967	115,182
Machinery and Equipment	2,615,311	2,617,812
Leasehold Improvements	76,675	76,675
Subtotal	3,789,873	3,753,133
Less: Accumulated depreciation	(2,247,877)	(1,779,570)
Property, Equipment and Leasehold Improvements, Net	$1,541,996	$1,973,563

Depreciation expense related to property, equipment and leasehold improvements for the years ended September 30, 2020 and 2019 was $702,068 and $845,021, respectively.

NOTE 7 – OTHER ASSETS

	Years Ended September 30,
Other Assets	2020	2019
Coda materials	$206,998	$267,377
Prepaids	51,806	269,174
Notes Receivable	79,939	79,469
Show Room Cars	210,483	302,858
Security Deposits	212,782	151,711
Total Other Assets	$762,008	$1,070,589

NOTE 8 – DEBT

Short-term debt comprises a significant component of the Company’s funding needs. Short-term debt is generally defined as debt with principal maturities of one-year or less. Long-term debt is defined as principal maturities of one year or more.

Short and Long-Term Debt

The short-term debt classification primarily is based upon loans due within twelve-months from the balance sheet date, in addition to loans that have matured and remain unpaid. Management plans to renegotiate loans with creditors for favorable terms, such as reduce interest rate, extend maturities, or both. Until negotiations with creditors are resolved, these matured loans remain outstanding and are classified within short-term debt on the balance sheet. Interest and fees on loans are being accounted for within accrued interest. Although the loans were issued by MTI, the loans are secured by substantially all the Company’s assets. Several principal shareholders have provided loans to and hold convertible debt of the Company and are related parties.

The accompanying notes are an integral part of the consolidated financial statements.

The following is a summary of the Company debt at September 30, 2020:

	Net Carrying Value
Type of Debt	Unpaid Principal Balance	Current	Long-Term	Contractual Interest Rate	Contractual Maturity
Matured Notes	$4,828,450	$4,828,450	$-	0.00% - 15.00%	2016 - 2019
Promissory Notes	25,288,063	25,288,063	-	0.00% - 28.00%	2021 – 2022
Demand Note	500,000	500,000	-	27.00%	2020
Convertible Unsecured Notes	1,867,500	1,867,500	-	20.00%	2021
Real Estate Note	318,384	34,503	283,881	5.00%	2023
Loan Advances	1,931,017	1,931,017	-	0.00% - 10.00%	2019 – 2020
Less: Debt Discount	(1,401,062)	(1,401,062)	-	NA	NA
Total Debt	$33,332,352	$33,048,471	$283,881	NA	NA

The following is a summary of the Company debt at September 30,2019:

	Net Carrying Value
Type of Debt	Unpaid Principal Balance	Current	Long-Term	Contractual Interest Rate	Contractual Maturity
Matured Notes	$4,604,533	$4,604,533	$-	0.00% - 15.00%	2016 - 2019
Promissory Notes	52,927,336	14,427,336	38,500,000	10.00%	2020 – 2022
Real Estate Note	351,208	32,824	318,384	5.00%	2023
Loan Advances	1,240,591	1,240,591	-	0.00% - 10.00%	2019
Less: Debt Discount	(28,854,888)	(297,410)	(28,557,478)	NA	NA
Total Debt	$30,268,780	$20,007,874	$10,260,906	NA	NA

Scheduled Debt Maturities

The following are scheduled debt maturities at September 30, 2020:

	Years Ended September 30,
	2020	2021	2022	2023	2024	2025	Thereafter	Total
Total Debt	$33,048,471	$-	$-	$283,881	$-	$-	$-	$33,332,352

Notes and Advances

The Company enters into promissory notes with third parties and officers of the Company to support operations of the Company. Promissory notes are typically for less than three years maturity and carry interest rates from 0% to 28.0%. For many of the notes listed above the scheduled maturity date has passed and the Company is currently in default of the loan. The Company is working with the lenders to remediate the promissory notes that are currently in default. Promissory notes that are in default still accrue interest after the scheduled maturity date. The Company notes that there are no financial covenants associated with the promissory notes, and there are no compliance waivers received from creditors. The Company records imputed interest on promissory notes which are deemed to be below the market interest rate. For the year ended September 30, 2020 and 2019, the Company recorded interest expense of $18,094,234 and $29,170,183, respectively.

In some instances, the Company will issue MTI shares accompanies with the promissory notes, as a result a debt discount is recorded and accreted to interest expense over the term of the promissory note when issued. Debt discount amortization for the year ended September 30, 2020 and 2019, was $16,008,454 and $28,377,488, respectively.

During 2020 and 2019, MTI issued shares of stock to certain creditors in satisfaction of debt payments or in settlement of indebtedness. These agreements essentially exchanged a predetermined amount of stock to settle debt. As of September 30, 2020 and 2019, the carrying amount of indebtedness that was settled via issuance of MTI shares was $38,912,640 and $51,936,093, respectively.

Drawbridge Relationship

During 2019, MTI entered into a series of loan and financing arrangements with Drawbridge Investments, LLC and DBI Leaseback Servicing LLC (“Drawbridge-DBI”), in addition to receiving advances from and issuing other indebtedness to DBI-affiliated entities. During September 2019, MTI entered into a $35 million sale-leaseback-purchase option (“S-LB”) transaction consisting of certain tangible and intangible assets. In connection with the transaction, MTI issued 15 million common shares to Drawbridge-DBI. Due to the existence of the purchase option and the new and existing MTI shares held by Drawbridge-DBI, the transaction did not meet the conditions to be treated as a sale, resulting in the transaction being accounted for as a debt financing. The balance of the S-LB financing obligation on September 30, 2019 was $49,500,000 with a discount of $28,577,478.

The accompanying notes are an integral part of the consolidated financial statements.

During July 2020, Drawbridge-DBI and MTI entered into a settlement agreement (the “Agreement”) to restructure the aggregate obligations owed to Drawbridge-DBI and the other DBI-affiliated entities. In connection with the Agreement, (a) the S-LB obligation in the amount of $49,500,000 was replaced by a new note with a face value of $23,831,554, (b) the other indebtedness and advances from DBI-affiliated entities with a net book value of $9,935,086 were extinguished, and (c) MTI issued 44,866,534 Series B Preferred Shares to Drawbridge-DBI. As a result of the Agreement, the Company recorded the net settlement “gain” in the amount of $15,335,715 as an increase to equity (that is, a decrease in deficiency in net assets) in the balance sheet.

The amounts owed to Drawbridge-DBI is $23,831,554 as of September 30, 2020 and is in default. The amounts owed to other DBI-affiliated entities is $1,082,500 at September 30, 2020. The 2020 Drawbridge loan is currently recognized within the current portion of debt on the balance sheet.

SBA Loans

On April 14, 2020, the Company entered into a promissory note (the “Note”) evidencing an unsecured loan (the “Loan”) in the amount of $885,426 made to the Company under the Paycheck Protection Program (the “PPP”). The Note matures on April 14, 2022 and bears interest at a rate of 1% per annum. Pursuant to the terms of the Coronavirus, Aid, Relief and Economic Security Act (“CARES Act”) and the PPP, the Company applied to the Lender for forgiveness for the amount due on the Loan. The amount eligible for forgiveness is based on the amount of Loan proceeds used by the Company (during the eight-week period after the Lender makes the first disbursement of Loan proceeds) for the payment of certain covered costs, including payroll costs (including benefits), interest on mortgage obligations, rent and utilities, subject to certain limitations and reductions in accordance with the CARES Act and the PPP. Subsequent to September 30, 2020, the U.S. Small Business Administration (“SBA”) approved the loan forgiveness amount of $875,426 in principal and $5,155 in interest on November 20, 2020.

In June 2020, the Company entered into a promissory note (the "Note") in the amount of $10,000 made to the Company by the SBA under the Economic Injury Disaster Loan (“EIDL”) program. Monthly installment payments on the Note will begin twelve months from the date of the Note, with the balance of any accrued principal and interest at 3.75% annually, payable thirty years from the date of the Note. The Company applied to the Lender for loan forgiveness, which was approved for the full amount on February 18, 2021.

Convertible Notes

On August 26, 2020 and September 25, 2020, MTI issued convertible notes with a face amount of $1,867,500. The notes bear interest at 20%, which will mature on August 26, 2021 and September 25, 2021, and are convertible into common shares of MTI. Because the market price for MTI common stock on the date of the note exceeded the note’s conversion price of $1.00 per share, a beneficial conversion feature in the amount of $1,061,359 was recorded as a discount on the note. The discount is being amortized as additional interest over the life of the note. On September 30, 2020, the unamortized discount is $1,005,517.

The Company evaluated the conversion features embedded in the two notes payable described above for derivative accounting in accordance with ASC 815-40, Derivatives and Hedging embedded in the modified notes payable for derivative accounting in accordance with the criteria for classification in equity.

NOTE 9 – FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

Non-financial assets, such as property, equipment and leasehold improvements is required to be measured at fair value only when acquired or when an impairment loss is recognized. See “Note 6 - Property, Equipment and Leasehold Improvements, Net” for further information on impairment of fixed assets.

Financial instruments for which carrying value approximates fair value

Certain financial instruments that are not carried at fair value on the consolidated balance sheets are carried at amounts that approximate fair value, due to their short-term nature and credit risk. These instruments include cash and cash equivalents, accounts payable, accrued liabilities, and debt. We believe that the carrying value of term debt approximates fair value due to the variable rates associated with these obligations. Accounts payable are short-term in nature and generally terms are due upon receipt or within 30 to 90 days.

NOTE 10 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	Years Ended September 30,
Accrued Expenses and Other Liabilities	2020	2019
Accrued expense - other	$15,633,812	$15,911,258
Accrued payroll	3,771,874	2,566,039
Interest payable	2,358,273	1,138,929
Liability for future issuance of stock	387,630	436,632
Total	$22,151,589	$20,052,858

Accrued expenses – other includes the $13 million AirSign advertising contract and $1.5 million RedRock Outdoor Advertising, Inc. contract as of September 30, 2020 and 2019. The Company entered into these agreements to promote its electric vehicle capabilities with various national sporting events and within the New York market. In 2021, the Company received a release of liability from AirSign, Inc. and RedRock Outdoor Advertising, Inc. Both liabilities, along with the associated deferred advertising, were derecognized subsequent to September 30, 2020. See Subsequent Events, Note 17.

Accrued payroll represents salaries and benefits that are owed to employees.  More importantly, the payroll tax liabilities are reported within this account.  Delinquent IRS and state tax liabilities on September 30, 2020 and 2019, are $3,987,596 and $2,232,815, respectively. These tax liabilities have priority liens over MTI assets due to nonpayment of tax debt.  The lien protects the government’s interest in all MTI property, including real estate, personal property and financial assets.  Refer to Note 15, Contingencies and Claims.

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 11 – GENERAL & ADMINISTRATIVE EXPENSES

	Years Ended September 30,
General & Administrative	2020	2019
Professional Fees	$5,260,142	$4,832,224
Salaries	2,437,934	2,544,138
Depreciation and amortization	725,796	866,771
Lease	905,231	913,127
Settlements and penalties	219,655	69,572
Employee benefits	216,349	136,482
Utilities and office expense	213,361	200,396
Advertising and promotions	156,241	1,504,863
Taxes and licenses	67,607	28,836
Repairs and maintenance	55,050	89,966
Other	169,775	139,724
Total	$10,427,141	$11,326,099

Within professional fees is MTI shares for services, which is the issuance of MTI shares for services rendered to consultants and professional service firms. The expense is recorded at fair value of MTI shares issued. For the year ended September 30, 2020 and 2019, the Company recorded $2,929,179 and $3,025,733, respectively. Salaries expense includes Chairman of the Board, CEO and President David Michery also receives annual equity compensation of 1,000,000 MTI shares, or $2,500,000 each year.

NOTE 12 – MTI WARRANTS

	MTI shares	Weighted Average Exercise Price
Warrants outstanding at September 30, 2019	1,250,000	$5.00
Warrants exercised	-	$-
Warrants granted	5,698,341	$0.69
Warrants expired	-	$-
Warrants outstanding at September 30, 2020	6,948,341	$1.47

2020 Warrants

In August and September 2020, MTI issued warrants to purchase an aggregate of 5,698,341 shares of its common stock at an exercise price of $0.6877 in connection with the issuance of convertible notes. The warrants are exercisable for a period commencing upon issuance of the notes and ending 12 months after issuance of the financing. The estimated fair value of the warrants issued is $2,470,372 using the Black-Scholes option valuation model. The allocation of the fair value of these warrants was included as a contra debt account on the consolidated balance sheet and accreted to interest expense over the scheduled maturity dates of the various promissory notes.

NOTE 13 – MTI SHARE- BASED COMPENSATION

MTI has a share incentive plan as part of its annual discretionary share-based compensation programs. The plan includes consultants and employees, including directors and officers. For employees, they are notified of company share incentives during the onboarding process. The employee’s offer letter briefly describes the plan. Subject to the approval of MTI’s Board of Directors or its Compensation Committee and following the adoption by the Company of an equity incentive plan, employees are issued a specified number of shares of the MTI Common Shares. Employees are vested in 100% of the MTI shares after 12 months of continuous service. Additional MTI shares may be issued to employees over the next two years at anniversary date. Any disruption or separation from the Company results in the forfeiture of common shares. The total expense recognized for share awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period.

Consulting agreements or MTI shares for services are determined by the number of MTI shares granted within the individual contracts, as well as the services provided by the consultant. The MTI shares specified within the individual agreements are negotiated and approved by the Company’s Chief Executive Officer. The consultant earns the MTI shares over the service period. The MTI shares are accounted for as professional fees within G&A expenses. Employee share issuances are part of Salaries expense. The expense recognized for share awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period.

	Years Ended September 30,
Composition of Stock-Based compensation expense	2020	2019
Employee MTI share issuance	$1,037,102	$875,765
MTI shares for services	2,929,179	3,025,733
MTI Share-Based compensation expense	$3,966,281	$3.901.498

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 14 – LEASES

MTI has entered into various operating lease agreements for certain of its offices, manufacturing and warehouse facilities, and corporate jet. The Company has implemented the provisions of ASC 842, on October 1, 2019. Operating leases are included in right-of-use assets, and current and noncurrent portion of lease liability, as appropriate. These right-of-use assets also includes any lease payments made and initial direct costs incurred at lease commencement and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements which require payments for both lease and non-lease components and has elected to account for these as a single lease component. Certain leases provide for annual increases to lease payment based on an index or rate. The Company calculates the present value of future lease payments based on the index or at the lease commencement date for new leases.

The table below presents information regarding the Company’s lease assets and liabilities.

Year Ended September 30, 2020
Assets:
Operating lease right-of-use assets	$1,729,112

Liabilities:
Operating lease liability current	$(336,765)
Operating lease liability non-current	(1,482,569)
Total lease liabilities	$(1,819,334)

Weighted average remaining lease terms:
Operating leases	4.51 years

Weighted average discount rate:
Operating leases	28%

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating lease	$1,096,054

Operating Lease Commitments

Our leases primarily consist of land, land and building, or equipment leases. Our lease obligations are based upon contractual minimum rates. Most leases provide that we pay taxes, maintenance, insurance and operating expenses applicable to the premises. The initial term for most real property leases is typically 1 to 3 years, with renewal options of 1 to 5 years, and may include rent escalation clauses. For financing obligations, a portion of the periodic lease payments is recognized as interest expense and the remainder reduces the obligations. For operating leases, rent is recognized on a straight-line basis over the lease term, including scheduled rent increases and rent holidays. The Company’s net lease expense for the years ended September 30, 2020 and 2019 was $905,231 and $913,127, respectively. Netted in the Company’s lease expense is sublease income of $81,993 and $135,085, respectively.

The following table reflects maturities of operating lease liabilities at September 30, 2020:

Years ending
September 30,
2021	$805,789
2022	671,290
2023	540,716
2024	552,921
2025	532,017
Thereafter	218,986
Total lease payments	$3,321,719
Less: Imputed Interest	(1,502,385)
Present value of lease liabilities	$1,819,334

NOTE 15 – CONTINGENCIES AND CLAIMS

ASC 450 governs the disclosure and recognition of loss contingencies, including potential losses from litigation, regulatory, tax and other matters. The accounting standard defines a “loss contingency” as “an existing condition, situation, or set of circumstances involving uncertainty as to possible loss to an entity that will ultimately be resolved when one or more future events occur or fail to occur.” ASC 450 requires accrual for a loss contingency when it is “probable that one or more future events will occur confirming the fact of loss” and “the amount of the loss can be reasonably estimated.”

From time to time the Company is subject to asserted and actual claims and lawsuits arising in the ordinary course of business. The Company reviews any such legal proceedings and claims on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions. The Company establishes accruals for those contingencies where the incurrence of a loss is probable and can be reasonably estimated, and it discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for the Company’s consolidated carve-out financial statements to not be misleading. To estimate whether a loss contingency should be accrued by a charge to income, the Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated.

The accompanying notes are an integral part of the consolidated financial statements.

International Business Machines (“IBM”)

The Company has recorded a $4.5 million liability attributed to a lawsuit with IBM, in which IBM has contended the Company has not fulfilled its obligations pursuant to a contract entered into during 2017. On April 28, 2020, the Supreme Court of the State of New York granted summary judgment in favor of IBM’s claim for breach of contract. The Court, however, found that a trial (inquest) was required to determine the damages to which IBM is entitled.  The Company has proposed an offer in settlement to resolve the matter, with the parties proceeding under the Joint Development and Technology License Agreement and all rights restored to Mullen under the Trademark License Agreement.

Federal and State Tax Liabilities

The Company has recorded a $3.9 million liability on September 30, 2020 ($2.2 million at September 30, 2019), owed to the Internal Revenue Service (“IRS”) and the Employment Development Department of California (“EDD”) for failing to remit payroll taxes associated with MTI and the Company’s employees. The IRS has filed a lien on substantially all of the Company’s assets. The EDD intends to file a lien on the outstanding liability pursuant to an installment agreement, see Subsequent Events, Note 17.

Raymond James and Associates (“RJA”) – Investment Banking Services Agreement

On May 5, 2020, the Company entered into an agreement with Raymond James & Associates for public offering and placement agent services. The agreement called for the Company to pay a cash retainer of $50,000, which remains unpaid. Upon the closing of any public offering, regardless of whether RJA procured the agreement regarding the offering, the Company is obligated to pay a financing fee of equal to the greater of a) 6.0% of aggregate gross proceeds and b) $3,000,000.

Linghang Boao Group, LTD

In November 2019, the Company entered into a three-year Strategic Cooperation Agreement (“SCA”) with Linghang Boao Group LTD to co-develop a Solid- State Battery Management system with a 480 - 720-mile Driving Range. The Company’s total financial commitment under the SCA is $2,196,000. On December 3, 2019, the Company paid the first installment of $390,000. The remaining installments are payable upon the earlier of certain dates or the achievement of defined milestones.

The contractual target dates and milestones have been severely disrupted due to the occurrence COVID-19. As a result, Company management believes the COVID-19 pandemic represents a Force Majeure event (that is, the pandemic has impacted the Company’s and Linghang Boao Group LTD’s ability to meet their respective contractual obligations due to restriction in movement, stoppage of production, increase in costs due to scarcity of raw materials components, labor shortages, shortage of funds, disruption in the supply chains, U.S. governmental closures of ports/borders and travel restrictions). Based on the foregoing, there is no breach of contract due to failure of performance by MTI. Unfortunately, the Company has incurred a loss of $390,000 due to contract nonperformance and force majeure. There are no accrued liabilities recorded for any remaining milestone payments at September 30, 2020.

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 16 – RELATED PARTY TRANSACTIONS

At September 30, 2020 and 2019, respectively, the Drawbridge Investments, LLC relationship comprised various loans and advances, common shares, and preferred shares.

The Drawbridge loans are currently within default. The Common and Preferred Shares reflect shares issued by MTI.

Drawbridge Related Transactions		September 30,
(Cumulative)	2020			2019
Description	Loan Principal	# of Shares	FV of Shares	Loan Principal	# of Shares	FV of Shares
Various Notes	$24,106,554	-	$-	$49,500,000	-	$-
Common Shares	-	17,705,000	14,730,560	-	31,750,000	26,416,000
Preferred Shares - Series A		30,000	2,496,000		25,000	2,080,000
Preferred Shares - Series B	-	44,866,534	31,367,945	-	-	-
Total Related Party Transactions	$24,106,554	62,601,534	$48,594,505	$49,500,000	31,775,000	$28,496,000

*Shares are MTI common and preferred shares.

At September 30, 2020 and 2019, the Drohan relationship comprised three (3) loans, common shares, and preferred shares.

The Drohan loans are accounted within short-term debt since they are in default.

Drohan Related Transactions		September 30,
(Cumulative)	2020			2019
Description	Loan Principal	# of Shares	FV of Shares	Loan Principal	# of Shares	FV of Shares
Various Notes	$1,323,000	-	$-	$1,343,000	-	$-
Common Shares	-	11,202,300	9,320,314	-	11,202,300	9,320,314
Preferred Shares - Series A	-	211,000	17,555,200	-	211,000	17,555,200
Total Related Party Transactions	$1,323,000	11,413,300	$26,875,514	$1,343,000	11,413,300	$26,875,514

*Shares are MTI common and preferred shares.

At September 30, 2020 and 2019, the Baker relationship comprised various loans, advances, and common shares.

The loans are accounted within short term debt since they are in default.

Baker Related Transactions		September 30,
(Cumulative)	2020			2019
Description	Loan Principal	# of Shares	FV of Shares	Loan Principal	# of Shares	FV of Shares
Various Notes	$2,717,804	-	$-	$2,717,804	-	$-
Common Shares	-	1,000,000	832,000	-	1,000,000	832,000
Total Related Party Transactions	$2,717,804	1,000,000	$832,000	$2,717,804	1,000,000	$832,000

*Shares are MTI common and preferred shares.

Chief Executive Officer Loans

From time to time, David Michery provides loans to the Company. The outstanding balances for these loans at September 30, 2020 and 2019 are $172,791 and $367,791, respectively.

NOTE 17 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 30, 2021, which is the date the carve-out financial statements were issued. The Company has determined that there were no subsequent events which required recognition, adjustment to or disclosure in the carve-out financial statements except as below and except as discussed below.

Net Element Reverse Merger & Amendment

On August 4, 2020, Net Element, Inc. (“Net Element”) and MTI announced the execution of a definitive agreement to a stock-for-stock reverse merger. In which MTI stockholders will receive a majority of the outstanding stock in the post -merger company. Under the terms of the agreement, Net Element’s wholly owned, newly formed subsidiary will acquire all the outstanding shares of Mullen.  Upon completion of the merger, Net Element shareholders will own 15% and Mullen shareholders will own 85% of the issued and outstanding shares of the combined Company.  Net Element has the right to acquire up to an additional 6.7% of the combined Company depending on the amount of loans from Net Element to Mullen prior to closing.

On December 29, 2020, Net Element entered into the First Amendment to the Agreement and Plan of Merger dated as of August 4, 2020. The basic provisions state the Form S-4 Registration statement if the document is not filed with SEC on or prior January 15, 2021, then MTI agrees to pay the sum of $13,333 per day until the registration is filed with the SEC. Additionally, the merger effective time is extended until April 30, 2021.

Mullen Technologies Inc. Related Agreements

Mullen Technologies, Inc. (“MTI”) and Net Element have settled upon a plan for the completion of the reverse merger and divestiture of certain businesses. These proposed plans are documented within several agreements:

•	Master Distribution Agreement – The agreement addresses the steps as to the legal separation of the two divisions of MTI: Electric Vehicles and Automotive. The purpose of the separation is to allow the Mullen -EV to become a stand-alone, independent public traded company. The Automotive Division will remain a private company.

The accompanying notes are an integral part of the consolidated financial statements.

•	Separation Agreement – The agreement addresses and governs how the assets, liabilities, and equity of the EV business and Automotive business will be separated into two distinct businesses.
•	Contribution and Spin-Off Agreement – The agreement governs how the contribution and spin-off of the two MTI divisions will occur. Each division will be responsible for its own legal, accounting, service providers and advisors.
•	Transition Services Agreement – This agreement governs how to facilitate and provide for an orderly transition in connection with the contribution and spin-off of the two divisions.
•	Tax Sharing Agreement – This agreement governs the payment of tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes.

Prior to consummation of the Separation and the Distribution, MTI will be the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code that includes Automotive.

GEM Equity Line Financing

On January 4, 2021, MTI entered into an $350,000,000 equity line financing agreement with GEM Global Yield LLC (“Purchaser”) and GEM Yield Bahamas Limited (“GEM”). MTI plans to issue and sell common shares to GEM up to the number of common shares having an aggregate value of $350,000,000. The Purchaser will buy MTI shares based on the operational needs and/or drawdowns of the Company. If the aggregate limit has been reached, the Purchaser will increase the aggregate limit in an amount up to $150,000,000. The commitment fee, equal to 2% of the Aggregate Limit, will be charged for each draw-down. The fee may be paid in cash or freely tradeable MTI common shares of the Company. The commitment begins when the Company effects the public listing of MTI common stock for trading on a U.S. national securities exchange. The agreement matures in 36 months after the public listing of MTI common shares.

Convertible Debt Issuances and Warrants

The Company received loan financing through MTI entering into five, executed Securities Purchase Agreements (“SPA”). The first SPA is up to $3,000,000 of unsecured, convertible notes with 15% interest and a maturity of one year, along with warrants to acquire up to an aggregate of 13,087,100 warrant shares. The date of issuance is October 12, 2020. The notes are issued in $660,000 monthly increments, with an original issue discount of 10%. The associated warrants for each convertible debt issuance are 2,617,420 each month. The conversion price is $0.6877 per common share and expire five years from the date of issuance.

The second SPA is up to $150,000 in 15% convertible, unsecured notes that matures in one year, along with warrants to acquire up to an aggregate of 654,355 warrant shares. The date of issuance is October 12, 2020. The notes are issued in $33,000 monthly increments, with an original issue discount of 10%. The associated warrants for each convertible debt issuance are 130,871 each month. The conversion price is $0.6877 per common share and expire five years from the date of issuance.

The third SPA is up to $125,000 in 15% convertible, unsecured notes that matures in one year, along with warrants to acquire up to an aggregate of 545,300 warrant shares. The date of issuance is October 12, 2020. The notes are issued in $27,500 monthly increments, with an original issue discount of 10%. The associated warrants for each convertible debt issuance are 109,060 each month. The warrants have an exercise price of $0.6877 per common share and expire five years from the date of issuance.

The fourth SPA is up to $165,000 in 15% convertible, unsecured notes that matures in one year, along with warrants to acquire up to an aggregate of 545,296 common shares. The note is dated December 15, 2020. Interest payments are quarterly, beginning March 31, 2021. Note is convertible into fully paid and non-assessable shares of Mullen common stock. The conversion price is $0.6877 per common share. The conversion is at the option of the holder, and the note can be converted at any time. The conversion is based upon the following formula: conversion amount/conversion price. If interest payments are not made, then the interest rate shall automatically increase to 20%. Loan will be in default. The convertible debt maturity date is December 15, 2021. The warrants expire on December 15, 2025.

The fifth SPA is up to $165,000 in 15% convertible, unsecured notes that matures in one year, along with warrants to acquire up to an aggregate of 545,296 common shares. The note is dated December 15, 2020. Interest payments are quarterly, beginning March 31, 2021. Note is convertible into fully paid and non-assessable shares of Mullen common stock. The conversion price is $0.6877 per common share. The conversion is at the option of the holder, and the note can be converted at any time. The conversion is based upon the following formula: conversion amount/conversion price. If interest payments are not made, then the interest rate shall automatically increase to 20%. Loan will be in default. The convertible debt maturity date is December 15, 2021. The warrants expire on December 15, 2025.

On January 7, 2021, the Company received loan financing through MTI entering into three, unsecured convertible note agreements. Each convertible note is issued at OID of 10%; interest rate of 15% and a maturity date of one year. The first convertible note is $660,000 is an unsecured financial instrument with detached warrants to acquire up to 2,617,420 MTI common shares. The second convertible note is $33,0000 is an unsecured financial instrument with detached warrants to acquire up to 130,871 MTI common shares. The third convertible note is $27,500 is an unsecured financial instrument with detached warrants to acquire up to 109,060 MTI common shares. The warrant conversion price is $0.6877 per common share and expire five years from the date of issuance.

On March 10, 2021, the Company received loan financing through MTI entering into three, unsecured convertible note agreements. Each convertible note is issued at OID of 10%; interest rate of 15% and a maturity date of one year. The first convertible note is $660,000 is an unsecured financial instrument with detached warrants to acquire up to 2,617,420 MTI common shares. The second convertible note is $33,0000 is an unsecured financial instrument with detached warrants to acquire up to 130,871 MTI common shares. The third convertible note is $27,500 is an unsecured financial instrument with detached warrants to acquire up to 109,060 MTI common shares. The warrant conversion price is $0.6877 per common share and expire five years from the date of issuance.

The accompanying notes are an integral part of the consolidated financial statements.

Regulation D Offering – Cambria Capital, LLC

On January 4, 2021 and amended on January 8, 2021, MTI entered into a placement agent agreement with Cambria Capital, LLC (“Cambria”), an SEC registered broker-dealer that is a FINRA member and SIPC member. Cambria will receive at closing (i) a cash placement fee of 6% of proceeds raised at closing from investors that have been introduced to MTI, and (ii) five-year warrants to purchase 6% of the common shares issuable under convertible notes sold in the offering to investors introduced by the firm. To date, Cambria raised $525,000 ($172,500 net of OID of 10%) for the issuance of 1-year convertible notes of MTI at a placement agent cost of $31,500 plus warrants to purchase 26,174 shares of MTI.

Cambria submitted 4 investors to MTI. The investments are unsecured convertible notes with an original issue discount of 10%.

•	Two $192,5000 convertible notes issued at 10% original issue discount
•	$110,000 convertible note issued at 10% original issue discount
•	$82,500 convertible note issued at 10% original issue discount

The notes are convertible into fully paid and non-assessable shares of MTI common stock. The associated warrants have an exercise price of $0.6877 per common share. The conversion is at the option of the holder, and the note can be converted at any time. Maturity date is one year. The associated warrants expire on January 7, 2026.

The table below reflects the note issuances subsequent to September 30, 2020.

Date of Issuance	Convertible Note ($)	Interest Rate	Maturity Date	Warrants (#)		Expiration Date	Exercise Price
10/12/2020	$660,000	15%	10/12/2021	2,617,420		10/12/2025	$0.6877
10/12/2020	33,000	15%	10/12/2021	130,871		10/12/2025	$0.6877
10/12/2020	27,500	15%	10/12/2021	109,060		10/12/2025	$0.6877
11/9/2020	660,000	15%	11/9/2021	2,617,420		11/9/2025	$0.6877
11/9/2020	33,000	15%	11/9/2021	130,871		11/9/2025	$0.6877
11/9/2020	27,500	15%	11/9/2021	109,060		11/9/2025	$0.6877
12/7/2020	660,000	15%	12/7/2021	2,617,420		12/7/2025	$0.6877
12/7/2020	33,000	15%	12/7/2021	130,871		12/7/2025	$0.6877
12/7/2020	27,500	15%	12/7/2021	109,060		12/7/2025	$0.6877
12/15/2020	157,500	15%	12/15/2021	545,296		12/15/2025	$0.6877
12/15/2020	157,500	15%	12/15/2021	545,296		12/15/2025	$0.6877
1/7/2021	660,000	15%	1/7/2022	2,617,420		1/7/2026	$0.6877
1/7/2021	33,000	15%	1/7/2022	130,871		1/7/2026	$0.6877
1/7/2021	27,500	15%	1/7/2022	109,060		1/7/2026	$0.6877
1/7/2021	-	-	-	26,174	*	1/7/2026	$0.6877
1/7/2021	192,500	15%	1/7/2022	763,414		1/7/2026	$0.6877
1/7/2021	82,500	15%	1/7/2022	327,178		1/7/2026	$0.6877
1/7/2021	192,500	15%	1/7/2022	763,414		1/7/2026	$0.6877
1/7/2021	110,000	15%	1/7/2022	436,237		1/7/2026	$0.6877
3/10/2021	660,000	15%	3/10/2022	2,617,420		3/10/2026	$0.6877
3/10/2021	33,000	15%	3/10/2022	130,871		3/10/2026	$0.6877
3/10/2021	27,500	15%	3/10/2022	109,060		3/10/2026	$0.6877
Total	$4,495,000	-	-	17,693,764		-	-

* As part of placement agent, Cambria received five-year warrants to purchase 6% of the MTI common shares issuable under convertible notes sold in the Regulation D offering to investors introduced by the firm.

Debt Financing

Pursuant to the Net Element Definitive Merger Agreement, the Company will receive $9.5 million, less loan advances, in debt financing upon completion of the merger with Net Element. On August 11, 2020, the Company issued a $500,000 demand note with an interest rate of 14%. The note is in default, and the interest rate is now 27%. The completion of the merger is subject to shareholder and NASDAQ approval, as well as other conditions referenced in the merger agreement. The merger agreement was executed on August 5, 2020 and amended on December 29, 2020.

Release Liability Claims

On January 29, 2021, the Company received an executed release liability claim from RedRock Outdoor Advertising, Inc. (“RedRock”). Mullen entered into an agreement with RedRock for $1.5 million in advertising services. With the executed release liability claim, the liability and associated deferred charge was derecognized on that date.

On January 26, 2021, the Company received an executed release liability claim from AirSign, Inc. (“AirSign”). Mullen entered into an agreement with AirSign for $13 million in advertising services. With the executed release liability claim, the liability and associated deferred charge was derecognized on that date.

The accompanying notes are an integral part of the consolidated financial statements.

Electric Vehicle Plans – Battery Management System

Subsequent to September 30, 2020, MTI management notified Linghang Boao Group of its decision to invoke the force majeure provision of the Strategic Cooperation Agreement due to the inability of the parties to perform caused by the global Pandemic.

On February 23, 2021, Mullen Technologies, Inc and NexTech Batteries, Inc signed a non-binding Memorandum of Understanding (“MOU”) to provide advanced batteries in the field of electric vehicles (“EV”). The MOU outlines how both parties intend to collaborate and exchange best practices; develop a supply chain of lithium batteries; and allocate duties and responsibilities in their respective fields of expertise. Parties intend to collaborate in the field of lithium batteries and solid-state batteries for EVs.

Lease Agreement and Letter of Intent to purchase Manufacturing Plant in Robinsonville (Tunica County), MS

On March 9 2021, MTI entered into an agreement with Saleen Motors International LLC to purchase 127,400 SF manufacturing plant on 100 acres located at One Greentech Drive, Robinsonville (Tunica County), MS. The purchase price is $12,000,000. On April 27, 2021, MTI entered into a lease agreement to lease the aforementioned property from May 1, 2021 through July 31, 2021 for $50,000 per month with the first three months being prepaid by May 3. The lease agreement will terminate on the earlier of the (a) closing of the purchase of the property, or (b) MTI’s termination of the lease. MTI has deposited $240,000 into escrow for the asset purchase. Consummation of the purchase is contingent upon completion of satisfactory inspection, review of environmental report, etc. Furnitures, fixtures, equipment and other assets are included as part of the purchase. All lease payments made by MTI will be credited against the purchase price upon closing.

Leasing Interest – Manufacturing Plant in Memphis, TN

On March 8, 2021, the Company entered into a license agreement to lease property located at 8400 Winchester Road in Memphis, TN. The license agreement term is six months. The license fee is $817,274 to be paid 50% at execution and the remaining 50% on or before June 30, 2021. Full license execution is targeted to occur on or before May 15, 2021. The former Nike Distribution Center is located at 8400 Winchester Road in Memphis, TN. The expected lease term is 193 months with an initial base rent of $3.41 per sf. With tenant improvements, the base rent is $4.50/sf or $3,677,733. Annual escalations are 2.25%. MTI will have one five-year renewal option at an ongoing 2.25% annual escalation above the prevailing rent rate.

Agreement with EDD

On April 28, 2021, MTI has entered into an installment agreement with the EDD to pay $10,000 per month related to unpaid state payroll tax liabilities (see Note 15) of $429,637.32 plus accrued interest. Payments will begin on May 17, 2021 and will continue until paid in full.

Show Car Development

In December 2020, the Company entered into an agreement with Thurner, Inc. to design and develop two show electric vehicles. The planned finalization is expected to occur in 2021. The total cost for Phase 1 is $483,254.

In December 2020, MTI entered into a $1,652,608 Statement of Work with Phiaro, Inc. for its show car development. The program start began in January 2021. The initial show car development is the MX-05, which is a mid-size electric SUV. The contract is based on progress payments, which are as follows:

•	Program Start	January 15, 2021	$500,000
•	MX-05 Exterior	May 31, 2021	$500,000
•	MX-05 Dry Fit	July 20,2021	$500,000
•	MX-05 Completion	September 1, 2021	$152,608

COVID-19 and Loan Forgiveness

The COVID-19 outbreak has developed rapidly in 2020, with a significant number of infections. Measures taken by various governments to contain the virus have affected economic activity and the Mullen’s business in various ways. Governments in the countries in which we operate have also announced the implementation of government assistance measures which may mitigate the impact of the COVID-19 outbreak on our results and liquidity.

On April 22, 2020, the Company received loan proceeds in the amount of approximately $885,426 under the PPP. The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after 24 weeks if Mullen uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

On November 20, 2020, Mullen management received a loan forgiveness notice for the $875,426 note and interest of $5,155. The $10,000 unforgiven portion of the PPP loan is payable over 18 months.

On June 4, 2020, the Company received loan proceeds in the amount of $10,000 under the EIDL. This SBA loan program is designed to provide economic relief to businesses that are currently experiencing a temporary loss of revenue. On February 18, 2021, Mullen received a loan forgiveness notice from ExWorks Capital, LLC. The lender received an SBA payment of $10,082.22, which represents forgiveness of the EIDL $10,000 loan. Since Mullen had paid $1,788.46 in payments on the loan, this amount was returned to the Company via wire transfer.

The reduction of economic activity also disrupted some contractual obligations due to work stoppage requirements. Some employees chose the option to work from home rather than come to the office. As a result, there were some reductions in employee productivity, employee layoffs, and employee salaries.

Depending on the duration of the COVID-19 crisis and continued negative impact on economic activity, the company may experience further negative results, liquidity restraints and incur additional impairments on its assets in 2020. The exact impact on our activities in the remainder of 2020 and thereafter cannot be predicted. We also refer to Note 2, Liquidity, Capital Resources, and Going Concern and Going Concern Memorandum for additional details.

The accompanying notes are an integral part of the consolidated financial statements.